CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of VALIC Company II of our report dated October 27, 2020, relating to the financial statements and financial highlights, which appears in Aggressive Growth Lifestyle Fund’s, Capital Appreciation Fund’s, Conservative Growth Lifestyle Fund’s, Core Bond Fund’s, Government Money Market II Fund’s, High Yield Bond Fund’s, International Opportunities Fund’s, Large Cap Value Fund’s, Mid Cap Growth Fund’s, Mid Cap Value Fund’s, Moderate Growth Lifestyle Fund’s, Small Cap Growth Fund’s, Small Cap Value Fund’s, Strategic Bond Fund’s and U.S. Socially Responsible Fund’s Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 17, 2020